UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNL STRATEGIC CAPITAL, LLC

(Exact name of Registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

On June 18, 2024, the following communication was emailed from CNL Securities Corp. to certain financial advisors of the shareholders of CNL Strategic Capital, LLC.

FA Email

RE: CNL Strategic Capital Proxy Solicitation Letter

Date: June 18, 2024

FOR BROKER-DEALER AND RIA USE ONLY.

Dear

Several weeks ago, we notified you of the availability of proxy materials for CNL Strategic Capital’s annual shareholder meeting on June 26, 2024. The company has engaged Broadridge Investor Communication Solutions (Broadridge) to assist in soliciting proxies. Shareholders are being asked to vote on the reelection of two directors and to ratify the independent auditor.

After sending proxy-specific communications and several unsuccessful attempts to connect with shareholders by email, mail and phone, a letter was recently mailed to shareholders with unvoted shares. If your client received a letter from Broadridge, we want you to know this communication is legitimate and responding will only take a moment of their time.

How can a shareholder vote with their control number, which will be on the proxy card mailed to them?

•	Website: proxyvote.com
•	Automated voting system: 800-690-6903
•	By mail: Return proxy card in the postage-paid envelope to Broadridge

How can a shareholder vote if they don’t have their control number?

•	Dial 844-853-0929 (M-F, 9 a.m. to 9 p.m. ET) to speak with a proxy specialist who can take the shareholder’s vote once they have verified certain account information.
•	Questions about the proxy: call Broadridge at the above number

Additional Information and Where to Find It

In connection with the matters described in this communication, the company has filed relevant materials with the Securities and Exchange Commission (the SEC), including a definitive proxy statement on Schedule 14A. The company has mailed the definitive proxy statement and a proxy card to each shareholder entitled to vote at the shareholder meeting relating to such matters. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MATTERS DESCRIBED IN THIS COMMUNICATION. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by the company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov), or by writing to the company at 450 S. Orange Avenue, Orlando, Florida 32801 (telephone number 866-650-0650).

FOR BROKER-DEALER AND RIA USE ONLY.